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                    January 24, 2022

       Charles H. R. Bracken
       Chief Financial Officer
       Liberty Global plc
       161 Hammersmith Rd
       London, UK W6 8BS

                                                        Re: Liberty Global plc
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 16,
2021
                                                            File No. 001-35961

       Dear Mr. Bracken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jason Waldron